Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS FOR SECOND QUARTER OF FISCAL 2009; MAINTAINS $0.77 QUARTERLY DISTRIBUTION

NEW YORK, JANUARY 30, 2009 – K-Sea Transportation Partners L.P. (NYSE:KSP) today announced operating results for the second fiscal quarter ended December 31, 2008.  The Company reported operating income of $9.4 million, a decrease of $3.0 million, or 24%, compared to the second fiscal quarter ended December 31, 2007.  Operating income for the second fiscal quarter ended December 31, 2008 was impacted negatively by two unusual items: a $1.2 million write-down in the carrying value of the fuel inventory in the tanks of the Company’s tugboats, and $2.3 million of insurance expense due to an additional call by the Company’s insurance carrier.  In the December 31, 2007 quarter, there was a non-recurring gain of $2.1 million representing the final settlement of our claims relating to the post-Katrina marine incident in November 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2009 was $23.0 million, compared to $26.7 million in the same quarter last year.  Excluding the unusual and non-recurring items, operating income increased to $12.9 million from $12.4 million and EBITDA increased to $26.5 million from $24.6 million between such periods.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

The Company also announced that its Board approved a distribution to unitholders for the second quarter of $0.77 per unit, or $3.08 per unit annualized.  The distribution will be payable on February 16, 2009 to unitholders of record on February 9, 2009.

President and CEO Timothy J. Casey said, “When we exclude the unusual and non-recurring items in the quarters, our EBITDA increased from last year and from the immediately preceding quarter.  We had previously indicated that if fuel prices remained low, we would likely face another negative adjustment for fuel and, while bothersome, it is more than offset by the longer term positive implications that lower fuel prices have for the economy and energy consumption.  The additional insurance call received in December was unexpected and was caused essentially by falling investment returns at our insurer.   The call is for payments over a period of time, and we may not be required to fund the entire call if investment income and underwriting results improve.  Based on this latest call, we may have an additional future liability of approximately $1.0 million which would be paid in January 2010 and August 2010.

We are mindful of conditions in the financial markets and will continue to be proactive in protecting our liquidity, balance sheet and capital.  Accordingly, in late December, we completed a $34.4 million sale and leaseback of three barge units.  We now operate these barges under 10-12 year leases, have repaid the relevant debt, and have the right to repurchase the units at various times.  We will continue to be proactive and innovative to ensure the integrity of our balance sheet and cash flows.

Our long term contract coverage is strong, with 81% of our units chartered for one year or more and with an average remaining term of close to 2.5 years.  In addition, we have succeeded in keeping our spot market tonnage reasonably employed.  We believe petroleum demand should be in the early stages of a recovery phase by the fourth calendar quarter of this year and, coupled with our strong competitive position, should bode well for fiscal 2010.  In light of all these factors, management recommended, and the Board determined, to maintain our quarterly distribution at $0.77 per unit, or $3.08 annualized.

Three Months Ended December 31, 2008

For the three months ended December 31, 2008, the Company reported operating income of $9.4 million, a decrease of $3.0 million, or 24%, compared to $12.4 million of operating income for the three months ended December 31, 2007.  This decrease resulted from the $2.3 million of additional insurance calls and the write-down of $1.2 million on the carrying value of the diesel fuel mentioned above.  These items more than offset the impact of continued strong rates and solid vessel utilization, which was helped by a smaller number of scheduled drydockings compared to the prior year’s quarter.  EBITDA decreased by $3.7 million, or 14%, to $23.0 million for the three months ended December 31, 2008, compared to $26.7 million for the three months ended December 31, 2007.  The fiscal 2008 second quarter benefited from the non-recurring gain of $2.1 million from the settlement referred to above.

Net income for the three months ended December 31, 2008 was $3.6 million, or $0.22 per fully diluted limited partner unit, a decrease of $5.4 million compared to net income of $9.0 million, or $0.63 per fully diluted limited partner unit, for the three months ended December 31, 2007.  The fiscal 2009 second quarter was adversely impacted by the $3.0 million decrease in operating income.  Excluding the unusual and non-recurring items, net income for the three months ended December 31, 2008 was $7.1 million, or $0.44 per fully diluted limited partner unit.  The non-recurring gain of $2.1 million increased net income per fully diluted limited partner unit by $0.14 for the three months ended December 31, 2007.

Six Months Ended December 31, 2008

For the six months ended December 31, 2008, the Company reported operating income of $19.2 million, a decrease of $5.3 million, or 22%, compared to $24.5 million of operating income for the six months ended December 31, 2007.  This decrease resulted from increased labor, insurance (including the $2.3 million of additional calls mentioned above), general and administrative expenses, and from higher depreciation and amortization expenses resulting from the acquisition of the Smith Maritime Group in August 2007, the delivery of six new-build tank barges since September 30, 2007, and the acquisition of eight tugboats in June 2008.  The Company also had a negative swing, compared to last year’s first half, on the disposition of equipment.  This was offset to some extent by increased average daily rates and vessel utilization as compared to the prior year’s period.  EBITDA decreased by $3.3 million, or 7%, to $45.7 million for the six months ended December 31, 2008 compared to $49.0 million, including the $2.1 million non-recurring gain, for the six months ended December 31, 2007.  Excluding the unusual and non-recurring items, operating income decreased to $23.5 million from $24.5 million and EBITDA increased to $49.9 million from $47.0 million.

Net income for the six months ended December 31, 2008 was $7.5 million, or $0.48 per fully diluted limited partner unit, a decrease of $7.5 million compared to net income of $15.0 million, or $1.20 per fully diluted limited partner unit, for the six months ended December 31, 2007.  The fiscal 2009 first half was adversely impacted by the $5.3 million decrease in operating income and the $2.3 million negative swing in other expense (income), net.  Excluding the unusual and non-recurring items, net income for the six months ended December 31, 2008 was $11.8 million, or $0.76 per fully diluted limited partner unit.  The non-recurring gain of $2.1 million increased net income per fully diluted limited partner unit by $0.15 for the six months ended December 31, 2007.

Distributable Cash Flow

The Company’s distributable cash flow for the second quarter of fiscal 2009 was $13.4 million, or 1.00 times the amount needed to cover the cash distribution of $13.4 million declared in respect of the period.  The coverage ratio for the six months ended December 31, 2008 was 0.95 times.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Earnings Conference Call

The Company has scheduled a conference call for Friday, January 30, 2009, at 9:00 am Eastern time, to review the fiscal 2009 second quarter results.  Dial-in information for this call is (800) 260-8140 (Domestic) and (617) 614-3672(International).   The Passcode is 17370584.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until February 6, 2009; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 28278253.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  The non-GAAP measures presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.  Management believes that the exclusion of unusual and non-recurring items from EBITDA, operating income and net income enables it to evaluate more effectively the Company’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization and rates, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, cost increases (including insurance calls), the benefits of long-term charters, distributable cash flow and distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007

Voyage revenue	$82,181	$80,416	$166,821	$149,361
Bareboat charter and other revenue	6,078	3,260	12,932	6,076
Total revenues	88,259	83,676	179,753	155,437

Voyage expenses	18,620	19,632	42,125	35,375
Vessel operating expenses	39,123	32,374	76,189	59,891
General and administrative expenses	7,403	7,251	15,364	13,595
Depreciation and amortization	13,751	12,075	26,526	22,404
Net loss (gain) on disposal of vessels	9	(79)	303	(300)

Total operating expenses	78,906	71,253	160,507	130,965
Operating income	9,353	12,423	19,246	24,472
Interest expense, net	5,509	5,338	11,414	11,158
Other expense (income), net	120	(2,168)	118	(2,173)

Income before provision for income taxes	3,724	9,253	7,714	15,487
Provision for income taxes	121	277	257	505
Net income	$3,603	$8,976	$7,457	$14,982

General partner’s interest in net income	$46	$314	$98	$458
Limited partners’ interest in:
Net income	$3,557	$8,662	$7,359	$14,524
Net income per unit - basic	$0.23	$0.63	$0.48	$1.21
- diluted	$0.22	$0.63	$0.48	$1.20
Weighted average units outstanding - basic	15,744	13,713	15,186	11,988
- diluted	15,866	13,819	15,305	12,095

Supplemental Operating Statistics

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007
Local Trade:
Average daily rate (1)	$7,493	$6,759	$7,355	$6,832
Net utilization (2)	83%	81%	82%	79%

Coastwise Trade:
Average daily rate	$13,151	$13,556	$13,090	$13,497
Net utilization	91%	89%	90%	90%

Total Fleet
Average daily rate	$11,334	$11,225	$11,215	$11,072
Net utilization	88%	86%	87%	86%

(1)	Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2)	Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Six months ended
	December 31, 2008	December 31, 2008

Net income	$3,603	$7,457
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	13,947	26,899
Non cash compensation cost under long term incentive plan	354	611
Adjust gain/loss on vessel sale to net proceeds	—	934
Deferred income tax expense	6	91
Non cash insurance expense (3)	1,814	1,814
Maintenance capital expenditures (4)	(6,300)	(12,500)

Distributable cash flow	$13,424	$25,306
Cash distribution in respect of the period	$13,367	$26,734

Distribution coverage	1.00	0.95

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Represents non cash insurance expense recorded in the second quarter of fiscal 2009, which in not required to be paid until August 2009.  Such expense resulted from additional calls made by our insurer on retrospective policy years, which are subject to reassessment prior to the payment date; $529 of additional calls are not added back as they were paid in January 2009.

(4) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income	$3,603	$8,976	$7,457	$14,982
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	13,751	12,075	26,526	22,404
Interest expense, net	5,509	5,338	11,414	11,158
Provision for income taxes	121	277	257	505

EBITDA	$22,984	$26,666	$45,654	$49,049

Other Non-GAAP Measures

	Three months ended December 31,		Six months ended December 31,

	2008	2007	2008	2007

Operating income	$9,353	$12,423	$19,246	$24,472
Additional insurance calls	2,343	—	2,343	—
Fuel inventory write-down	1,181	—	1,951	—

Operating income, as adjusted	$12,877	$12,423	$23,540	$24,472

EBITDA	$22,984	$26,666	$45,654	$49,049
Additional insurance calls	2,343	—	2,343	—
Fuel inventory write-down	1,181	—	1,951	—
Settlement of legal proceedings	—	(2,073)	—	(2,073)

EBITDA, as adjusted	$26,508	$24,593	$49,948	$46,976

Net income	$3,603	$8,976	$7,457	$14,982
Additional insurance calls	2,343	—	2,343	—
Fuel inventory write-down	1,181	—	1,951	—
Settlement of legal proceedings	—	(2,073)	—	(2,073)

Net income, as adjusted	$7,127	$6,903	$11,751	$12,909

Net income per unit - diluted	$0.22	$0.63	$0.48	$1.20
Additional insurance calls	0.15	—	0.15	—
Fuel inventory write-down	0.07	—	0.13	—
Settlement of legal proceedings	—	(0.14)	—	(0.15)

Net income per unit - diluted, as adjusted	$0.44	$0.49	$0.76	$1.05

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	June 30,
	2008	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,305	$1,752
Accounts receivable, net	31,210	42,090
Prepaid expenses and other current assets	14,808	21,045
Total current assets	47,323	64,887

Vessels and equipment, net	593,874	608,209
Construction in progress	57,775	40,370
Goodwill	54,300	54,300
Other assets	31,313	30,542
Total assets	$784,585	$798,308

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$16,453	$16,754
Accounts payable and accrued expenses	38,870	54,546
Deferred revenue	14,828	14,219
Total current liabilities	70,151	85,519

Term loans and capital lease obligations	260,949	256,381
Credit line borrowings	128,382	166,071
Other liabilities	27,368	6,707
Deferred taxes	4,023	3,933
Total liabilities	490,873	518,611
Non-controlling interest in equity of joint venture	4,484	4,519
Commitments and contingencies
Partners’ Capital	289,228	275,178
Total liabilities and partners’ captial	$784,585	$798,308